                        PENRIL DATACOMM NETWORKS, INC.
                            Corporate Headquarters
                        1300 Quince Orchard Boulevard
                        Gaithersburg, Maryland  20878




                   NOTICE OF ANNUAL MEETING OF SHAREHOLDERS


To Our Shareholders:

The Annual Meeting of the Shareholders of Penril DataComm Networks, Inc. (the "Company") will be held at the office of the Company, 1300 Quince Orchard Boulevard, Gaithersburg, Maryland, on Wednesday,
April 10, 1996, at 2:00 P.M., local time, for the following purposes:

     1.   To elect two Class III directors of the Company;

     2. To approve the Company's 1995 Long-Term Incentive Plan which will replace the expiring 1986 Incentive Plan and is a necessary inducement to attract and retain qualified employees; and

     3. To transact such other business as may properly come before the Meeting and any adjournment thereof.

The Board of Directors has fixed the close of business on February 19, 1996 as the record date for determining shareholders entitled to notice of and to vote at the Meeting and any adjournment thereof.

PLEASE DATE, SIGN AND RETURN THE ENCLOSED PROXY CARD. AT ANY TIME PRIOR TO THEIR BEING VOTED, PROXIES ARE REVOCABLE BY WRITTEN NOTICE TO THE SECRETARY OF THE COMPANY OR BY APPEARANCE AT THE MEETING TO VOTE IN PERSON. THE IMMEDIATE RETURN OF YOUR PROXY WILL BE OF GREAT ASSISTANCE IN PREPARING FOR THE MEETING AND IS THEREFORE URGENTLY REQUESTED.

                                   By Order of the Board of Directors


                                   RICHARD D. MARGOLIS, Secretary


Gaithersburg, Maryland
February 26, 1996

                      PENRIL DATACOMM NETWORKS, INC.
                          Corporate Headquarters
                       1300 Quince Orchard Boulevard
                      Gaithersburg,  Maryland  20878
                              (301)417-0552



                              PROXY STATEMENT

                       ANNUAL MEETING OF SHAREHOLDERS

                       To be held on April 10, 1996


                                INTRODUCTION

     The accompanying proxy, which is first being mailed on or about February 26, 1996, is solicited by the Board of Directors of Penril DataComm Networks, Inc. (the "Company") for use at the Annual Meeting of Shareholders of the Company (the "Meeting") to be held at 2:00 P.M., local time, on April 10, 1996, at the office of the Company, 1300 Quince Orchard Boulevard, Gaithersburg, Maryland.

     Shareholders of record at the close of business on February 19, 1996, will be entitled to notice of and to vote at the Meeting and any adjournment thereof. On that date there were outstanding 10,036,702 shares of Common Stock, par value $.01 per share of the Company ("Common Stock"). Each share is entitled to one vote on all matters to come before the Meeting. The Company has no other class of voting securities outstanding.

     Shares cannot be voted at the Meeting unless the holder of record is present or represented by proxy. When proxies in the accompanying form are returned properly executed, the shares represented thereby will be voted as specified thereon. Unless otherwise indicated on the enclosed proxy, all votes represented by such proxy will be cast in favor of the two nominees named therein and in favor of approving the Company's 1995 Long-Term Incentive Plan. Any shareholder giving a proxy has the right to revoke it at any time prior to its exercise, either in writing delivered to the Secretary of the Company, or in person at the Meeting.

     A majority of the outstanding shares of Common Stock will constitute a quorum at the Meeting. Abstentions and broker non-votes are counted for purposes of determining the presence or absence of a quorum for the transaction of business. Abstentions are counted in the tabulations of the votes cast on proposals presented to the shareholders, whereas broker non-votes are not counted for purposes of determining whether a proposal has been approved.

                        ELECTION OF DIRECTORS

     At the Meeting, two directors of Class III are to be elected for terms expiring at the 1998 Annual Meeting and until their successors shall have been duly elected and qualified. Set forth below are the names of, and certain information with respect to, the persons nominated by the Board of Directors of the Company for election as directors of Class III, as well as the continuing directors in Class I and Class II. The information has been provided by the individuals.

     Pursuant to the Company's By-Laws, directors are elected by a majority of the votes cast in the election. Unless otherwise specified, the shares represented by the enclosed proxy will be voted "FOR" the election of the two nominees named below. A proxy cannot be voted for more than two persons. The Board of Directors is not aware that either of the nominees will be unavailable for service, but if a nominee should become unavailable, the shares represented by the enclosed proxy will be voted for such substitute as may be nominated by the Board of Directors.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR EACH OF THE NOMINEES
NAMED BELOW.

NOMINEES

Name, Age and Positions
with the Company other
than Director               Business Experience
-----------------------     -------------------------------

Class III - Term Expiring at the 1998 Annual Meeting:

Henry David Epstein, 68     Mr. Epstein was named President,
Chairman of the Board,      Chief Executive Officer and a director
President and Chief         of the Company by the Board of Directors
Executive Officer           in March 1987, and was named Chairman of the
                            Board in December 1987.  He has headed
                            Ideonics, his own Florida-based financial and technology consulting firm since 1985. From
                            1977 to 1985 he was employed by Loral
                            Corporation, a manufacturer of military
                            electronics equipment, most recently as
                            Senior Group Vice President.

Howard M. Schneider, 52     Mr. Schneider has been a director of the
                            Company since April 1988. For more than the past five years, he has been President of BT
                            Securities Corporation, an affiliate of
                            Bankers Trust Company of New York.

                      CONTINUING DIRECTORS

Class I - Term Expiring at the 1996 Annual Meeting:

Richard D. Margolis, 57     Mr. Margolis has been a director of
Secretary                   the Company since 1980.  He was elected
                            Secretary of the Company in May 1987. For more than the past five years, Mr. Margolis has been a partner in the law firm of Benesch, Friedlander, Coplan & Aronoff,
                            P.L.L. in Cleveland, Ohio.

Norman G. Einspruch, 63     Dr. Einspruch has been a director of the
                            Company since September 1993. He has been a Professor of Electrical and Computer
                            Engineering at the University of Miami since
                            1977 and has been Chairman of the Department of Industrial Engineering since June 1994.
                            In addition, Dr. Einspruch has been Senior
                            Fellow in Science and Technology since 1990 and was Dean of the College of Engineering at the University of Miami from 1977 to 1990.
                            Dr. Einspruch is also a director of Ogden
                            Corporation.

Ronald A. Howard, 40        Mr. Howard has been a director of the Company
Executive Vice President    since October 1995.  Mr. Howard was named
                            President of Datability Networks Division in
                            November 1994, having served as Co-President of the division from May 1993 until November
                            1994.  He has held the position of Executive
                            Vice President of the Company since May 1993.
                            Mr. Howard was President of Datability Inc.
                            from its founding in 1977 until it was
                            acquired by the Company in May 1993.

Class II - Term expiring at the 1997 Annual Meeting:

John P. Lowe, Jr., 44       Mr. Lowe has been a director of the Company
                            since March 1987.  Mr. Lowe has been Of
                            Counsel to the Adair Law Firm in Rochester,
                            New York and at the law firm of Bureau
                            Francis Lefebvre in New York, New York since
                            January 1995. Prior to January 1995 Mr. Lowe had been a member of the law firm of Bureau
                            Francis Lefebvre since 1989.

Michael H. Newlin, 69       Mr. Newlin has been a director of the Company
                            since December 1991.  Since April 1994, Mr.
                            Newlin has served as a consultant to Jupiter
                            Corporation of Wheaton, MD and Meridan
                            Corporation of Alexandria, VA.  He was Acting
                            Deputy Assistant Secretary of State, Bureau of Political-Military Affairs, Department of
                            State from November 1992 to February 1994.
                            From February 1992 through October 1992 he was Deputy Executive Chairman, UN Special
                            Commission on Iraq-UN Headquarters New York.
                            From October 1991 through January 1992, Mr.
                            Newlin was a consultant to the United States
                            Department of State.  From 1988 through 1991,
                            Mr. Newlin was United States Ambassador to
                            United Nations Organization in Vienna and served as United States Ambassador to Algeria from 1981 to 1985.

     The Board of Directors held eight meetings and took action by unanimous written consent on one occasion during its fiscal year ended July 31, 1995. Each director attended all of the meetings of the Board and of all committees of the Board on which he served. Board members receive an annual stipend of $9,000 and fees of $1,000 per Board meeting attended, $500 for attendance at a telephonic Board meeting and $250 for attending a meeting of a committee of the Board on the same day as a Board meeting. The fee for attending a meeting of a Board committee on a day other than a day on which the Board is meeting is $500. Directors who are employed by the Company are eligible for the annual Board stipend, but are ineligible for the per meeting fee paid to outside directors. In addition, non-employee directors participate in the Non-Employee Directors' Stock Option Plan (the "Directors' Plan"). Under the Directors' Plan, an option to purchase 24,000 shares of the Company's Common Stock is automatically granted on the first day of each director's initial term and options to purchase additional shares are granted automatically in each of the next seven years. No director may receive options to purchase more than 51,000 shares of Common Stock in the aggregate. The exercise price for all options granted under the Directors' Plan is the fair market value of the Common Stock on the date of grant; the options vest over a period of three years and may not be exercised more than ten years from the date of grant.

     The Board has an Audit Committee consisting of Mr. Schneider, Mr. Newlin and Dr. Einspruch. The primary functions of the Audit Committee are the review and consideration of matters relating to the internal and external audits of the Company's accounts and its financial affairs, and the maintenance of communications between the Board and the Company's independent auditors. The Audit Committee met twice in fiscal 1995.

     The Board also has a Stock Option/Compensation Committee consisting of Mr. Margolis, Mr. Schneider, Mr. Lowe, Mr. Newlin and Dr. Einspruch. The primary functions of the Stock Option/Compensation Committee are to consider and award stock options, to determine the compensation and benefits of the Chief Executive Officer of the Company and to review and approve, or modify if deemed appropriate, the recommendations of the Chief Executive Officer with respect to the compensation and benefits of the other executive officers. The Stock Option/Compensation Committee met three times during fiscal 1995 and took action by unanimous written consent on five occasions.

     The Board of Direction does not have a nominating committee.

                       COMMON STOCK OWNERSHIP

     The following table sets forth, as of February 5, 1996, based in part on information provided to the Company by the persons named in the table, the number of shares of Common Stock beneficially owned by each director, each executive officer named in the Summary Compensation Table on page 10 of this Proxy Statement and by the directors and executive officers of the Company as a group, and by the persons or groups of persons known to management to be the beneficial owners of more than 5% of the Common Stock.


                                    Amount and
Name and Address              Nature of Beneficial        Percentage
of Beneficial Owner                Ownership (1)           Ownership
-------------------------      -------------------     -------------
Directors and Executive Officers:

Henry David Epstein
1300 Quince Orchard Boulevard
Gaithersburg, Maryland  20878          848,149 (2)              8.7%

Norman G. Einspruch
P.O. Box 248581
Coral Gables, Florida  33124            16,000 (3)               (4)

John P. Lowe, Jr.
30 Corporate Woods
Suite 200
Rochester, New York 14623               42,000 (3)               (4)

Richard D. Margolis
2300 BP America Building
200 Public Square
Cleveland, Ohio  44114-2378             42,000 (3)               (4)

Michael H. Newlin
6517 Wilmett Road
Bethesda, Maryland  20817               30,000 (3)               (4)

                                    Amount and
Name and Address              Nature of Beneficial        Percentage
of Beneficial Owner                Ownership (1)           Ownership
-------------------------      -------------------     -------------
Howard M. Schneider
130 Liberty Street
New York, New York  10006               42,000 (3)               (4)

Ronald A. Howard
1300 Quince Orchard Boulevard
Gaithersburg, Maryland  20878          621,614 (5)              6.4%

Richard D. Rose
1300 Quince Orchard Boulevard
Gaithersburg, Maryland  20878           25,667 (6)               (4)

C.P. Houston
1300 Quince Orchard Boulevard
Gaithersburg, Maryland  20878           42,667 (6)               (4)

David L. Johnson
1300 Quince Orchard Boulevard
Gaithersburg, Maryland  20878          151,400 (6)              1.6%

All directors and executive officers
 as a group
(10 individuals)                     1,861,497 (7)             18.3%


Five Percent Shareholders:

Pequot Partners Fund, L.P.,
Pequot Endowment Fund, L.P. and
Pequot International Fund Inc.
354 Pequot Avenue
Southport, CT  06490                 1,465,000 (8)             15.2%

J.J. Cramer & Co.
56 Beaver Street, Suite 701
New York, New York  10004              950,050 (9)              9.9%


(1) Includes, in certain instances, shares held in the name of an executive officer's or director's spouse or minor children, the reporting of which is required by applicable rules of the Securities and Exchange Commission, but as to which shares the executive officer or director may have disclaimed beneficial ownership.

(2) This figure is composed of 726,029 shares owned directly by Mr. Epstein, and 72,000 shares which may be acquired from the Company within 60 days of February 5, 1996 pursuant to the exercise of options granted under the Company's 1986 Incentive Plan. This figure also includes 53,120 shares Mr. Epstein transferred to Henriette Wenkart Epstein but has the right to vote so long as she is the beneficial owner of such shares, pursuant to a seven year, irrevocable proxy.

(3) Includes 16,000 shares for Dr. Einspruch, 42,000 shares for Messrs. Lowe, Schneider, and Margolis and 30,000 shares for Mr. Newlin which may be acquired from the Company within 60 days of February 5, 1996, pursuant to the exercise of stock options granted under the Directors' Plan.

(4)  Less than 1%.

(5) Includes, in addition to shares owned directly by Mr. Howard, 63,000 shares which may be acquired from the Company within 60 days of February 5, 1996 pursuant to the exercise of options granted under the Company's 1986 Incentive Plan.

(6) Includes only shares which may be acquired from the Company within 60 days of February 5, 1996, pursuant to the exercise of options granted under the Company's 1986 Incentive Plan.

(7) Includes, in addition to shares owned by members of the group, 528,734 shares which certain members of the group have the right to acquire from the Company within 60 days of February 5, 1996 pursuant to the exercise of stock options.

(8) Includes 636,000 shares of Common Stock owned by Pequot Partners Fund, L.P., a Delaware limited partnership, whose general partner and investment manager is Pequot General Partners, a Connecticut general partnership ("General Partners"), 260,000 shares of Common Stock owned by Pequot Endowment Fund, L.P., a Delaware limited partnership whose general partner and investment manager is Pequot Endowment Partners, L.P., a Delaware limited partnership("Endowment Partners") and 569,000 shares of Common Stock owned by Pequot International Fund, Inc., a British Virgin Islands corporation, whose investment manager is DS International Partners, L.P., a Delaware limited partnership ("International Partners"). (Pequot Partners Fund, L.P., Pequot Endowment Fund, L.P. and Pequot International Fund Inc. are collectively referred to as the "Funds"). General Partners, Endowment Partners and International Partners (collectively, the "Partners") are the beneficial owners (as such term is used in Rule 13d-3 of the Securities Exchange Act of 1934, as amended (the "Act")) of the shares of Common Stock owned by the Fund for which they act as investment manager, respectively. The Partners may be deemed to constitute a group as such term is used in Section 13(d)(3) of the Act. Each of the Partners disclaims beneficial ownership of the Common Stock beneficially owned by the other partners.

(9) Includes 817,550 shares owned by Cramer Partners, L.P. (the "Partnership") and 132,500 owned by Global Assets Management ("GAM"). J.J. Cramer & Co. acts as an investment adviser and manager of the Partnership and GAM, and has sole voting and dispositive power over the 817,550 shares held by the Partnership and shared dispositive power over the 132,500 shares held by GAM. GAM has sole voting power and shared dispositive power with respect to the 132,500 shares it holds.

     James J. Cramer, President of J.J. Cramer & Co. and Karen Cramer, Vice President of J.J. Cramer & Co. have shared voting and dispositive power with respect to the 817,550 shares held by the Partnership and shared dispositive power with respect to the 132,500 shares held by GAM.

     Section 16(b) of the Exchange Act requires the Company's directors, executive officers and persons who own more than 10% of the Company's Common Stock to file with the SEC initial reports of ownership and reports of changes in ownership of the Common Stock. Such persons are required by SEC regulations to provide the Company with Copies of all Section 16(a) forms they file.

     To the Company's knowledge, based solely on a review of the copies of such reports furnished to the Company and written representations that no other reports were required, all Section 16(a) filing requirements during fiscal year 1995 were complied with, except that one report covering an open market sale of shares by Mr. Houston was filed two days late, and two reports covering the open market sale of shares by Mr. Johnson were filed four days and twenty-one days late.

            EXECUTIVE OFFICERS AND EXECUTIVE COMPENSATION

b.  Executive Officers

    Set forth below is certain information concerning the executive officers of the Company other than Messrs. Epstein and Howard.

Name, Age and Position
with the Company              Business Experience
----------------------        -------------------
Richard D. Rose, 41,          Mr. Rose was named Chief Financial
Vice President and            Officer of the Company in November 1994.
Chief Financial Officer       He has held the position of Vice
                              President Finance of the Company since
                              February 1994 and Corporate Controller
                              since 1988.  Mr. Rose was named Vice
                              President-Controller and Principal
                              Accounting Officer in December 1990.

C.P. Houston, 54,             Mr. Houston was named Vice President-
Vice President                Operations of the Penril Datability
                              Networks Division in November 1994.  Mr.
                              Houston was Vice President-Administrator of Penril Datability Networks Division, from 1988 until November 1994. Mr.
                              Houston was named a Vice President of
                              the Company in September 1992.

David L. Johnson, 58,         Mr. Johnson was Executive Vice President
Executive Vice President      of the Company from September 1991 until
                              January 11, 1996 and until that date
                              held the office of President of Penril
                              Electronics, Inc., a wholly owned
                              subsidiary, from November 1994.  Mr.
                              Johnson resigned from his positions with the Company and its subsidiary on January 11, 1996 and left the Company on January 31, 1996.

Employment and Other Severance Agreements

     The Company entered into an employment agreement with Henry D. Epstein in 1989 pursuant to which Mr. Epstein is serving as Chairman of the Board, President and Chief Executive Officer at a salary of $275,000 per year. In the event that there should be a change in control of the Company or Mr. Epstein is removed or forced to resign his position with the Company against his will, other than for cause, the agreement entitles him to a severance payment equal to two times Mr. Epstein's cash compensation for the last full fiscal year prior to termination of his employment.

     Ronald A. Howard entered into an employment agreement with the Company in May 1993 in connection with the Company's acquisition of Datability, Inc. Mr. Howard is serving as Executive Vice President of the Company and President of the Penril Datability Networks Division. In the event Mr. Howard's employment is terminated for any reason other than death, disability or for cause, the agreement requires the Company to pay Mr. Howard his annual salary for the remainder of the term of the agreement. Mr. Howard's employment agreement was amended effective September 15, 1995 to (i) increase his annual salary from $200,000 a year to $225,000, (ii) extend the expiration date for one year to April 30, 1997 and (iii) provide that if the Company is sold during the term of the employment agreement, Mr. Howard will be entitled to an amount equal to 2-1/2 times his annual salary.

     In January 1995, the Company entered into an agreement with Richard D. Rose which provides that the Company will pay Mr. Rose a bonus of $120,000 and guarantee payment of his salary for a period of one year if the Company is sold while Mr. Rose is an employee of the Company and if Mr. Rose agrees to remain under the new ownership for a period of at least one year at his current position or similar position.

Compensation

     The following tables show information with respect to the annual compensation for services in all capacities to the Company for the fiscal years ended July 31, 1995, 1994 and 1993 of those persons who were, at July 31, 1995 (i) the chief executive officer and (ii) the other four most highly compensated executive officers of the Company (the "named executive officers").


SUMMARY COMPENSATION TABLE

                       Annual Compensation                     Long-Term Compensation Awards

      Name and                                          Restricted      Stock Options/          All Other
Principal Position             Year      Salary      Stock Awards(1)        SARs(2)          Compensation(3)
------------------             ----     --------     ---------------  ------------------    ----------------
Henry D. Epstein               1995     $274,997         $  --                --                  $11,428
    Chairman of the Board      1994      274,997            --                --                   12,018
    President and Chief        1993      265,595            --              120,000                 9,942
    Executive Officer

Ronald A. Howard (4)           1995      200,000            --               30,000                 5,458
    Executive Vice President   1994      203,333            --                --                      250
                               1993       46,154            --               90,000                    --

Richard D. Rose                1995      125,848            --               20,000                 4,547
    Vice President and         1994      115,335            --                5,000                 4,311
    Chief Financial Officer    1993       84,235           2,640             15,000                 3,646

C.P. Houston                   1995      120,290            --               10,000                   250
    Vice President             1994      116,847            --                5,000                   250
                               1993      104,021           3,520              5,000                    --

David L. Johnson (5)           1995      200,000            --                --                   26,646
    Executive Vice President   1994      200,000            --                --                    1,011
                               1993      193,752           4,800             90,000                 1,004


(1) On October 1, 1992 a restricted stock award was granted for 1,200 shares to Mr. Johnson, for 880 shares to Mr. Houston, and for 660 shares to Mr. Rose. The table reflects the fair market value of such shares on the date of grant. All such shares vested as to 50% after one year from date of grant and as to 100% after two years from date of grant, provided, in each case, the recipient was still employed by the Company on the vesting dates.

(2) Number of shares granted under the 1986 Incentive Plan. The options are exercisable at prices ranging from $2.31 to $4.375 per share, the fair market value at the date of grant. The Company does not grant SARs.

(3) Includes for fiscal 1995, $250 paid for the benefit of each of the named executives pursuant to the Company's 401(k) Plan, except for Mr. Johnson for which the amount paid was $175. Also includes for Mr. Epstein, Mr. Johnson, and Mr. Rose, $4,040, $783, $280 respectively, paid under the Company's Split-Dollar Life Insurance Program and for Mr. Epstein, Mr. Johnson, Mr. Howard, and Mr. Rose, $7,338, $1,188, $5,208 and $4,017, respectively, paid to the Exec-U-Care Medical Insurance Trust. Includes $24,500 paid to Mr. Johnson as a commission.

(4) Mr. Howard joined the Company in May 1993.

(5) Mr. Johnson left the Company on January 31, 1996.

                          Option/SAR Grants In Last Fiscal Year

                                % of Total                                                                 Potential Realizable
                                Options                                                                Value At Assumed Annual Rates
                                Granted to                                                             of Stock Price Appreciation
                  Option/SARs   Employees in    Exercise or     Market Price on                               For Option Term(1)
Name              Granted       Fiscal Year     Base Price      Date of Grant     Expiration Date               5%         10%
------------      -----------   --------------  -----------     ---------------   ---------------          ------------ ----------
Henry D. Epstein        --           --               --              --                   --                  --          --

Ronald A. Howard     30,000          8.6%           $2.875          $2.875            03/02/2005            54,242     137,460

C.P. Houston         10,000          2.9%            2.310           2.310            12/02/2004            14,527      36,815

Richard D. Rose      20,000          5.7%            2.310           2.310            12/02/2004            29,055      73,631

David L. Johnson        --           --                 --            --                   --                   --          --


(1) Assumed annual appreciation rates are set by the SEC and are not a forecast of future appreciation.  The actual realized value depends on the market value of the Common Stock on the exercise date, and no gain to the optionees is possible without an increase in the price of the Common Stock.  All assumed values are pre-tax and do not include dividends.

                      Aggregated Option/SAR Exercises In Last Fiscal Year
                            And Fiscal Year-end Option/SAR Values


                                                                                       Per Share         Value of Unexercised In-
                                                  Number of Unexercised           Exercise Price         The-Money Options/SARs
                     Shares                           Options at Fiscal           of Unexercised         at Fiscal Year-End
                     Acquired on      Value       Year-End Exercisable/        Options at Fiscal         Exercisable/
Name                 Exercise      Realized            Unexercisable(1)                 Year-End         Unexercisable(2)
--------------       ----------    --------      ----------------------          ---------------         -----------------------
Henry D. Epstein          --           --                 72,000/48,000                    $4.38                $63,000/42,000
Ronald A. Howard(3)       --           --                 54,000/66,000              2.875-4.375                47,250/102,750
Richard D. Rose           --           --                 37,167/29,500                2.31-7.50                 17,333/62,300
C.P. Houston              --           --                 41,167/15,550                2.31-7.50                  5,250/35,400
David L. Johnson       25,600        79,303              172,400/36,000              $2.31-4.375                301,846/40,000

(1)    Based on the year-end per share closing price of $5.25 (as reported on the National Association of Securities Dealers
       Automated Quotation System on July 31, 1995), 10,000 options held by Mr. Houston and 10,000 options held by Mr. Rose were not in-the-money.

(2)    Represents the difference between the option exercise price (if less than $5.25) and $5.25.

(3)    On September 8, 1995, Mr. Howard was granted an option under the 1986 Incentive Plan for 250,000 shares at $7.875 per share.


Retirement and Savings Plan

     The Company's Retirement and Savings Plan ("401(k) Plan") is a defined contribution plan including provisions of Section 401(k) of the Internal Revenue Code. Employees of the Company who have completed 90 days of eligibility service ("Participants") are eligible to participate in the 401(k) Plan. The 401(k) Plan permits, but does not require the Company to make matching contributions. In addition, the Company may make discretionary contributions to the 401(k) Plan which will be allocated to each Participant based on the ratio of such Participant's eligible compensation to the total of all Participants' eligible compensation. Amounts contributed by the Company vest as to 30% after 1 year of eligible service, 60% after 2 years of eligible service and 100% after 3 years of eligible service. Participants may elect to direct the investment of their contributions in accordance with the provisions of the 401(k) Plan.

Report of Stock Option/Compensation Committee

     The Company's executive compensation program is administered by the Stock Option/Compensation Committee (the "Committee") of the Board of Directors. During fiscal 1995 the Committee was composed of the five non-employee directors. The primary functions of the Committee are to consider and award stock options, to determine the compensation and benefits of the Chief Executive Officer and to review and approve, or modify if deemed appropriate, the recommendations of the Chief Executive Officer with respect to the compensation and benefits of the other executive officers.

     The Company's compensation program consists of both cash and equity components. Compensation determinations are guided by the following principles:
(1) the compensation program should provide motivation by emphasizing performance; (2) the compensation of the Company's executive officers should be reasonably comparable to and competitive with that offered by similarly situated companies, and (3) the compensation program should seek to align the interests of the Company's executive officers with the long-term interests of the Company's shareholders principally through the granting of stock options. The goals of the Company's compensation policy are to attract and retain qualified personnel and to motivate them to enhance the long-term performance of the Company.

     Chief Executive Officer. Henry D. Epstein is serving as the Company's Chairman of the Board, President and Chief Executive Officer pursuant to an employment agreement entered into in 1989. The employment agreement provides that Mr. Epstein's salary may be fixed by the Board of Directors from time to time and he will be paid such bonus compensation as may be determined by the Board in its discretion. Since the Committee consists of all of the non-employee members of the Board, the Board has delegated the determination of Mr. Epstein's salary and bonus to the Committee. In September 1991 Mr. Epstein's salary was fixed at $275,000 per year and it remains at that level.

     Executive Officers. The Company's salary and bonus program for its executive officers other than the Chief Executive Officer is presented by the Chief Executive Officer to the Committee each year and final determinations are generally made by the Chief Executive Officer with the advice and consent of the Committee. Factors considered by the Chief Executive Officer in determining salaries are typically subjective, such as his perception of the individual's performance, level of responsibility, the Company's financial performance and compensation in the industry for comparable positions. No specific quantitative formula is used.

     Bonus Plan. Part of the cash component of the Company's compensation program consists of bonuses paid under the Company's Incentive Bonus Plan. Availability of awards under the Incentive Bonus Plan are based on increasing percentages of executives' base salaries, as determined by the achievement of the percentages of certain goals set forth in the Company's annual budgeted profit and cash plan. At the beginning of each fiscal year, the Chief Executive Officer presents to the Committee for its approval his recommendation of the specific goals and realization formulas for the Incentive Bonus Plan for the forthcoming fiscal year. The Chief Executive Officer is not a participant in the Incentive Bonus Plan. At the end of the fiscal year, additional awards may be made by the Committee if it is determined that an executive has made an unusual contribution to the Company's success. The Committee did not make any grants under the Incentive Bonus Plan for fiscal 1995 because the operating performance of the Company did not meet the specified goals.

     Option Plan. The principal purposes of the 1986 Incentive Plan are to motivate key employees to increase the Company's profitability and to encourage them to obtain and hold the Company's stock, thereby aligning the interests of the employees with those of the shareholders. The 1986 Incentive Plan may also be used by the Committee in cases where it is believed that due to extraordinary performance an executive's cash compensation should be supplemented with an option or restricted stock grant. The Committee, generally on the recommendation of the Chief Executive Officer, selects those key employees of the Company and its subsidiaries who are eligible to receive awards.

     The number of options granted is determined by a number of subjective criteria including the optionee's ability to influence the Company's long-term growth and profitability as well as contributions made by the optionee and the number and terms of the options already held by the optionee. All options are granted at the current market price. Since the value of an option bears a direct relationship to the Company's stock price, it is an effective incentive for managers to create value for shareholders.

Deductibility of Executive Compensation

     Section 162(m) of the Internal Revenue Code denies a tax deduction to a public company for annual compensation in excess of $1 million paid to its chief executive officer or any of its four other most highly compensated executive officers unless specified requirements are met. The Committee does not expect that Section 162(m) will have an effect on the Company in fiscal 1995. The Committee will from time to time review the potential effects of Section 162(m) on the Company and in the future may decide to restructure one or more components of the Company's executive compensation program to comply with the requirements for deductibility established by Section 162(m).

     Respectfully submitted,

     John P. Lowe, Jr.        Michael H. Newlin        Norman G. Einspruch

     Richard D. Margolis      Howard M. Schneider

Compensation Committee Interlocks and Insider Participation

     No member of the Compensation Committee was, during fiscal 1995, an officer or employee of the Company or of any of its subsidiaries, or formerly an officer of the Company or of any of its subsidiaries, except that Richard D. Margolis, a member of the Compensation Committee, is Secretary (but not an employee) of the Company. Mr. Margolis is a partner in the law firm of Benesch, Friedlander, Coplan & Aronoff, which firm has performed legal services for the Company since 1974. John P. Lowe, Jr., also a member of the Compensation Committee, has been Of Counsel to the Adair Law Firm and at the law firm of Bureau Francis Lefebvre-New York. Mr. Lowe's firm performed a limited amount of legal services for the Company in fiscal 1995.

                              STOCK PERFORMANCE GRAPH

     The following graph is a comparison of the cumulative total returns during the preceding five fiscal year period for the Company, the NASDAQ Stock Market (U.S. Companies) Index and the Hambrecht & Quist Technology Index assuming an initial investment of $100 of July 31, 1990 and the reinvestment of all dividends when received.

Years Ended         Penril Datacomm          H&Q                 NASDAQ
July 31,            Networks, Inc.      Technology            Stock Market
-------------       ---------------     -----------           ------------
    1990                   100.00            100.00                100.00
    1991                   140.00            115.12                118.07
    1992                    75.56            129.89                138.72
    1993                    68.89            143.94                168.67
    1994                    71.11            159.68                173.65
    1995                    93.33            279.97                242.94

APPROVAL OF 1995 LONG-TERM INCENTIVE PLAN

     The Board of Directors of the Company adopted the 1995 Long-Term Incentive Plan (the "Plan") on December 13, 1995 subject to shareholder approval. The plan is intended to encourage ownership of the Company's common stock ("Common Stock") by officers and other key employees of the Company, to encourage their continued employment with the Company and to provide them with additional incentives to promote the success of the Company. The Board of Directors believes that the availability of options under a long term incentive plan is an important factor in attracting, retaining and motivating qualified officers and employees in high technology companies and is essential to the successful future of the Company. The Plan is intended to replace the Company's 1986 Incentive Plan which expires in October 1996. At the date hereof no Awards have been issued under the Plan.

     The Plan authorizes the grant to officers and key employees of the Company and its subsidiaries of awards ("Awards") consisting of "incentive stock options," as that term is defined under the provisions of Section 422 of the Internal Revenue Code of 1986, as amended, (the "Code"), non-qualified stock options and restricted stock awards. There are 1,000,000 shares of Company Stock available for granting Awards under the Incentive Plan. The Stock Option/Compensation Committee of the Board of Directors of the Company (the "Committee") will administer the Plan and will have sole discretion to determine those employees to whom Awards will be granted, the number of Awards granted, the provisions applicable to each Award and the time period during which Awards may be exercisable.

Stock Options

     The Committee may grant incentive stock options, non-qualified stock options, or a combination of the two. The exercise price of each incentive stock option granted under the Plan may not be less than the fair market value of the Company Stock on the date of grant. The exercise price of each incentive stock option granted to any shareholder possessing more than 10% of the combined voting power of all classes of capital stock of the Company, or, if applicable, a parent or subsidiary of the Company (a "10% Shareholder"), on the date of grant must not be less than 110% of the fair market value on that date. Unless the Committee determines otherwise, the option price per share of any non-qualified stock option will be the fair market value of the shares of Company Stock on the date the option is granted. Under the Plan, fair market value is generally the closing price of the Company Stock on NASDAQ on the last business day prior to the date of which the value is to be determined.

     Options granted will be exercisable for a term of not more than ten years from the date of grant, five years in the care of a 10% Shareholder. In addition, no employee may be granted an incentive stock option to the extent the aggregate fair market value, as of the date of grant, of the stock with respect to which incentive stock options are first exercisable by such employee during any calendar year exceeds $100,000.

Restricted Stock

     Restricted stock awards are rights granted by the Committee to receive shares of Company Stock subject to forfeiture and other restrictions determined by the Committee. Until the restrictions with respect to any restricted stock award lapse, the shares will be held by the Company and may not be sold or otherwise transferred by the employee. Except as otherwise determined by the Committee, (a) until the restrictions lapse, the shares will be forfeited if the employee's employment is terminated for any reason other that death, disability or retirement on or after the employee's attainment of 65 years of age and (b) all restrictions will lapse upon the earliest of the death, disability or retirement of the recipient employee on or after the employee's attainment of 65 years of age.

Award, Generally

     Awards granted under the Plan will be subject to adjustment upon a recapitalization, stock split, stock dividend, merger, reorganization, liquidation, extraordinary dividend, or other similar event affecting the Company Stock. An Award will not be transferable, other than by will or the laws of descent and distribution or, in certain circumstances, pursuant to a qualified domestic relations order, and an Award may be exercised, during the lifetime of the holder of the Award, only by the holder, or the holder's personal representative in the event of disability.

     In the case of a "change in control" of the Company (as defined in the Plan), each Award granted under the Plan will terminate 90 days after the occurrence of such change in control, but, in the event of any such termination
(i) an option holder will generally have the right, commencing at least five days prior to the change in control and subject to any other limitation on the exercise of the option in effect on the date of exercise other than vesting, to immediately exercise any options in full to the extent they previously have not been exercised and (ii) restricted stock awards will vest.

Amendment and Termination of the Plan

     The Plan may be amended by the Board of Directors of the Company, provided that stockholder approval will be necessary as required under Section 422 of the Code or Rule 16b-3 of the regulations under the Exchange Act, and provided further that no amendment may impair any rights of any holder of an Award previously granted under the Plan without the holder's consent.

     The Plan will terminate on December 13, 2005, and Awards may not be granted under the Plan after that date, although the terms of any Award may be amended in accordance with the Plan at any date prior to the end of the term of such Award. As is the case with the 1986 Incentive Plan, any Awards outstanding at the time of termination of the Plan will continue in full force and effect according to the terms and conditions of the Award and the Plan.

Certain Federal Income Tax Consequences

     The following is a brief summary of certain of the federal income tax consequences of the grant and exercise or vesting of Awards to the Company and participants in the Plan under currently applicable provisions of the Code. This summary is not intended to be exhaustive and does not describe the special rules that may apply to persons subject to Section 16 of the Exchange Act.

     Non-Qualified Stock Options. The issuance of a non-qualified stock option under the Plan will not result in any taxable income to the recipient employee or a tax deduction to the Company at the time of grant. The employee would generally recognize ordinary income in the year the option is exercised in an amount equal to the difference between the option price and the fair market value of the Company Stock on the exercise date. The Company would generally receive an equivalent deduction for federal income tax purposes for the year in which the employee recognizes such income. If the employee later sells the stock, any further gain would be capital gain an any subsequent loss would be capital loss.

     Incentive Stock Options. In general, no income to an employee results for federal income tax purposes upon either the granting or the exercise of an incentive stock option under the Plan. However, the difference between the fair market value of the Company Stock on the date of exercise and the option price is a tax preference item which may cause the employee to recognize an alternative minimum tax liability in the year of exercise. If the employee later sells the acquired stock at least two years after the date the option is granted and at least one year after the transfer of the acquired stock to the employee, the employee would generally recognize capital gain or loss equal to the difference between the option price and the proceeds of the sale. In such case, the Company would not be entitled to any tax deduction with respect to the grant or exercise of the option. If the employee disposes of the acquired stock before the end of the required holding periods, the employee would generally recognize ordinary income in the year of disposition equal to the lesser of:(i) the difference between the option price and the fair market value of the Company Stock on the exercise date; or (ii) if the disposition is a taxable sale or exchange, the amount of gain realized. Any remaining gain would be taxed to the employee as capital gain. In this event, the Company would generally receive an equivalent deduction for federal income tax purposes for the year in which the employee recognizes such income.

     Restricted Stock Awards. Unless a recipient of a restricted stock Award elects to be taxed on the date of grant, the employee would generally recognize ordinary income in the year the shares of Company Stock covered by the Award first become transferable or are no longer subject to a substantial risk of forfeiture, in an amount equal to the excess of the fair market value of the shares on that date and the amount if any, paid for the shares. The Company would generally receive an equivalent deduction for federal income tax purposes for the year in which the employee recognizes such income. If the employee later sells the stock, any further gain would be capital gain and any loss would be capital loss.

     Limitation on Company Deduction. Section 162(m) of the Code will generally limit to $1.0 million the Company's federal income tax deduction for compensation paid in any year to its chief executive officer and its four highest paid executive officers, to the extent that such compensation is not "performance based." A stock option will, in general, qualify as "performance based" compensation if it (i) has an exercise price of not less than the fair market value of the underlying stock on the date of grant, (ii) is granted under a plan that limits the number of shares for which options may be granted to an employee during any one year, which plan is approved by a majority of the shareholders entitled to vote thereon, and
(iii) is granted by a compensation committee consisting solely of at least two independent directors. The terms of the Plan are intended to comply with the requirements relating to stock options. Restricted stock Awards, however, will not generally qualify as "performance based" compensation unless the vesting or purchase of the restricted stock Award is solely contingent upon satisfying a separate performance goal. If an Award of a stock option or restricted stock to an executive referred to above is not "performance based," the amount that would otherwise be deductible by the Company in respect of such Award will be disallowed to the extent that the executive's aggregate non-performance based compensation paid in the relevant year exceeds $1.0 million.

     The affirmative vote of a majority of the shares of Common Stock represented in person or by proxy and entitled to vote at the Meeting is required for the approval of the Company's 1995 Long-Term Incentive Plan.

     THE BOARD OF DIRECTORS OF THE COMPANY RECOMMENDS A VOTE IN FAVOR OF THE PROPOSAL TO APPROVE THE COMPANY'S 1995 LONG-TERM INCENTIVE PLAN, WHICH IS DESIGNATED IN THE PROXY AS ISSUE 2.

                      INDEPENDENT PUBLIC ACCOUNTANTS

     The public accounting firm of Deloitte & Touche was selected by the Board of Directors to be the Company's independent public accountants for fiscal 1995, and has been appointed to continue in such capacity for the current fiscal year. A representative of Deloitte & Touche is expected to be present at the Annual Meeting, and will have an opportunity to respond to appropriate questions and make a statement if he or she so desires.

                               OTHER MATTERS

     All expenses of the Company in connection with this solicitation will be borne by the Company. Solicitation will be made principally by mail, but officers and regular employees may solicit proxies by telephone or personal contact with nominal expense to the Company. The Company will request brokers and other nominees who hold Common Stock in their names to solicit proxies from the beneficial owners and will pay the standard charges and expenses associated therewith.

     The Company intends to hold its 1996 Annual Meeting in March 1997. In order for a shareholder proposal to be included in next year's proxy statement, it must be received by the Secretary of the Company at its executive offices, 1300 Quince Orchard Boulevard, Gaithersburg, Maryland 20878, not later than October 17, 1996.

     The Management of the Company knows of no other matter that may come before the Meeting. If other matters properly come before the Meeting, it is intended that proxies in the accompanying form will be voted thereon in accordance with the best judgment of the person voting the proxies.

                                   By Order of the Board of Directors


                                   RICHARD D. MARGOLIS, Secretary

                                   Gaithersburg, Maryland
                                   February 26, 1996